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                          LINCOLN NATIONAL CORPORATION
                               200 E. Berry Street
                            Fort Wayne, Indiana 46802


                                 August 10, 1999

The Dai-ichi Mutual Life Insurance Company
1-13-1 Yuraku-Cho
Chiyoda-ku
Tokyo, Japan 100-84-11

Ladies and Gentlemen:

         This letter agreement sets forth the terms and conditions for the purchase by Lincoln National Corporation, an Indiana corporation (the "Company"), of three million (3,000,000) shares of Common Stock of the Company (the "Shares") currently held by The Dai-ichi Mutual Life Insurance Company, a mutual life insurance company organized under the laws of Japan (the "Seller"). These shares represent approximately 1 1/2% of the Company's outstanding Common Stock. You had contacted the Company and indicated that you desired to dispose of the Shares. The Company agrees to purchase those Shares on the terms and subject to the provisions set forth in this letter agreement.

         1. ACQUISITION OF SHARES; PAYMENT. On August 13, 1999, or such other date on which the parties may mutually agree (the "Closing Date"), the Seller will sell, assign, convey, transfer and deliver to the Company and the Company shall purchase and acquire from the Seller the Shares. On the Closing Date, the Seller shall transfer to the Company the Shares, free and clear of any and all liens, pledges, restrictions, encumbrances or interests of third persons of any nature whatsoever and the Company shall pay to the Seller an amount equal to the Purchase Price, as defined below, by wire transfer of immediately available funds to an account designated by the Seller (such account to be designated no later than 48 hours prior to the Closing Date). The Purchase Price shall be equal to the number of Shares sold by the Seller to the Company hereunder multiplied by ninety-seven percent (97%) of the average Quoted Price for all trading days during the ten (10) trading day period ending on August 9, 1999. "Quoted Price" means the last sale regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the New York Stock Exchange - Composite Tape.

         2. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller hereby represents and warrants to the Company that:

            2.1 Title to Shares. The Seller is the record and beneficial owner of the Shares sold by it. The Shares are and on the Closing Date will be owned by the Seller free and

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The Dai-Ichi Mutual Life Insurance Company
August 10, 1999
Page 2

clear of any and all liens, pledges, restrictions, encumbrances, or interests of any third persons whatsoever (except as may be set forth in the Investment Agreement, dated as of June 25, 1990, by and between the Company and the Seller), and the Seller has good and marketable title to and right to sell the Shares as herein provided.

            2.2 Authorization and Effect. The execution, delivery and performance of this letter agreement and any other documents contemplated hereby to be executed by the Seller (including the stock power effecting the transfer of the Shares to the Company) and the consummation of the transaction contemplated by this letter agreement have been duly and validly authorized and approved by all necessary action of the Seller prior to the Seller's execution of this letter agreement. This agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

            2.3 No Violation or Breach. The execution, delivery and performance of this letter agreement by the Seller and any other documents contemplated hereby to be executed by the Seller (including the stock power effecting the transfer of the Shares to the Company) and the consummation of the transaction contemplated, do not and will not violate the articles of incorporation or bylaws or comparable organizational documents of the Seller; nor will such actions result in any violation of any statute or any rule, order or regulation of any court or governmental agency or body having jurisdiction over the Seller or any of its properties and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the sale of the Shares by the Seller.

            2.4 Accuracy of Information, Representations, and Warranties. No representation or warranty by the Seller in this letter agreement, nor any statement or certificate furnished or to be furnished by the Seller pursuant to this letter agreement, nor any document or certificate delivered by the Seller to the Company, contains or shall contain any untrue or misleading statement of material fact.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

            3.1 Good Standing and Authorization. The Company is a corporation, duly organized and validly existing under the laws of the State of Indiana. The execution, delivery and performance of this letter agreement and any other documents contemplated hereby have been duly and validly authorized and approved by all necessary action of the Company prior to the Company's execution of this letter agreement. This agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms subject to the effect

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The Dai-Ichi Mutual Life Insurance Company
August 10, 1999
Page 3

of bankruptcy, insolvency, reorganization or other similar laws and to general principles of equity (whether considered in proceedings at law or in equity).

            3.2 No Violation or Breach. The execution, delivery and performance of this letter agreement and the consummation of the transaction contemplated hereby, do not and will not violate the articles of incorporation or bylaws of the Company or result in a breach of or constitute a default under, or give any third parties any rights, including but not limited to rights of termination, cancellation, or acceleration, under, any of the terms, provisions or conditions of any court or administrative order or process, or any agreement, contract, or instrument to which the Company is a party or by which it is bound; nor will such actions result in any violation of any statute or any rule, order or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the purchase of the Shares by the Company.

         4. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS. The obligations of the Company under this Agreement are subject to the satisfaction, at or before the closing, of each of the following conditions:

            4.1 All representations and warranties of the Seller made herein shall be true in all respects at and as of the Closing Date, as though made thereat.

            4.2 The Seller shall have transferred to the Company the Shares in a manner satisfactory to counsel for the Company.

            4.3 The Seller shall not have taken or caused any other party to take any actions to affect improperly the price of the Shares during the ten
(10) trading day period ending on August 9, 1999.

            4.4 The Seller shall deliver such other documents, certificates or instrument as may be reasonably requested by the Company to effect the transaction contemplated by this letter agreement.

         5. CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS. The obligations of the Seller under this Agreement are subject to the satisfaction, at or before the closing, of each of the following conditions:

            5.1 Bring-Down of Representations, Warranties and Covenants. All representations and warranties of the Company made herein shall be true in all respects at and as of the Closing Date, as though made thereat.

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The Dai-Ichi Mutual Life Insurance Company
August 10, 1999
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            5.2 Payment of Purchase Price. The Seller shall have received the
Purchase Price as set forth in this letter agreement.

            5.3 The Company shall not have taken or caused any other party to take any actions to affect improperly the price of the Share during the ten (10) trading day period ending on August 9, 1999.

            5.4 Other Documents. The Company shall deliver such other documents, certificates or instrument as may be reasonably requested by the Seller to effect the transaction contemplated by this letter agreement.

         6. MISCELLANEOUS PROVISIONS.

            6.1 (a) Brokerage. The Seller and the Company shall mutually indemnify and hold each other harmless from and against any claim against or liability of the other to any third party for or on account of any commission, brokerage fee, finder's fee or the like, due or alleged to be due from such party to any such third party.

                (b) Seller Indemnity. The Seller agrees unconditionally to indemnify, defend and hold harmless the Company, from and against any and all losses, damages, claims, demands, deficiencies, costs, and expenses (including reasonable attorneys' fees) of every kind, nature or description which arise out of or result from or as a consequence of (i) any and all federal, state, local or foreign taxes that arise or may arise in connection with the purchase by the Company of the Shares from the Seller; and (ii) any breach of any representation, warranty or undertaking made by the Seller in this letter agreement or in any other document, exhibit, certificate or instrument delivered in connection herewith.

                (c) Company Indemnity. The Company agrees unconditionally to indemnify, defend and hold harmless the Seller, from and against any and all losses, damages, claims, demands, deficiencies, costs, and expenses (including reasonable attorneys' fees) of every kind, nature or description which arise out of or result from or as a consequence of any breach of any representation, warranty or undertaking made by the Company in this letter agreement or in any other document, exhibit, certificate or instrument delivered in connection herewith.

            6.2 Expenses. The costs and expenses incurred by each of the parties hereto relating to the purchase and sale of the Shares, including but not limited to, any federal, state or local taxes, transfer taxes and expenses incurred in the negotiation, preparation, and consummation of this letter agreement and the transaction hereby contemplated, shall be borne by each individually and shall not in any manner affect the price paid hereunder.

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The Dai-Ichi Mutual Life Insurance Company
August 10, 1999
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            6.3 Public Announcement. The Company shall determine when and the extent to which it is desirable or necessary to issue any press release or other public statements with respect to the transaction contemplated by this letter agreement. The Company will not issue any press release or make any such press release or public statement without consulting with the Seller and providing the Seller with a copy of any such written press release, except as may otherwise be required by applicable law or by obligations pursuant to a listing agreement with any securities exchange upon which the Company's Common Stock is listed.

            6.4 Counterparts. This letter agreement may be executed simultaneously in two or more counterparts, each of which shall in such event be deemed an original but all of which together shall constitute one and the same instrument.

            6.5 Governing Law. The interpretation, enforcement, validity and effect shall be governed by the laws of the State of Indiana.

            6.6 Survival of Provisions. Except with respect to Sections 2.1, 2.2 and 3.1 hereof (which shall survive for the applicable statute of limitations) and Sections 6.1(b) and 6.1(c) insofar as they relate to a violation or breach of such Sections 2.1, 2.2 or 3.1, the respective indemnities, agreements, representations, warranties and other statements of the Seller and the Company, as set forth in this letter agreement or made on their behalf pursuant to this letter agreement shall survive delivery and payment for the Shares for a period of 18 months.

         If you agree with the terms, conditions and provisions set forth herein, please acknowledge your acceptance and approval of the letter agreement by signing below and returning a copy to the Company.

                                         LINCOLN NATIONAL CORPORATION

                                         By: /s/ Richard C. Vaughan
                                            -----------------------
                                         Name:    Richard C. Vaughan
                                         Title:   Executive Vice President
                                                  and Chief Financial Officer

Accepted, approved and agreed to on August 10th, 1999

THE DAI-ICHI MUTUAL LIFE INSURANCE COMPANY

By:      /s/ Masami Tabei
     --------------------
     Name:    Masami Tabei
     Title:   Senior Managing Director